Exhibit 10.33

Execution Version

November 13, 2013

Stephen P. Hall, CPA

32 Crows Creek Road

Pittsboro, North Carolina 27312

Re:	Employment Agreement

Dear Stephen:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company (the “Board”), I am delighted to offer you employment with the Company. This offer letter agreement (the “Agreement”) describes the terms and conditions of such employment.

1. Position.

a. Position and Responsibilities. Your position shall be Executive Vice President and Chief Financial Officer (“CFO”), reporting to the Company’s President and Chief Executive Officer (the “CEO”) or his/her designee. We anticipate that your employment shall start effective December 3, 2013 (and if other than this date, your actual start date, the “Start Date”). In this key position you shall initially have responsibility for guiding the Company’s financial goals and objectives, directing budgets and compliance initiatives, overseeing investment of the Company’s funds and managing financial risks, supervising cash management activities, executing capital-raising strategies to support the Company’s expansion and strategic initiatives, as well as financial reporting to the Board and the Chief Executive Officer. As you progress with the Company, your position and assignments are, of course, subject to change, and you shall also be expected to perform such other and/or different services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the CEO, and which are commensurate with the position for which you are being hired. You agree to discharge such duties faithfully and diligently and shall dedicate your full business time to the business and affairs of the Company.

b. Limitation on Outside Activities. While you are employed hereunder, you shall not undertake any other employment, consultancy, directorship or other work engagement with any person or entity without the prior written consent of the Company, provided that nothing contained in this paragraph shall prevent or limit your right: (i) to manage your personal investments on your own personal time, including, without limitation the right to make passive investments in the securities of (A) any entity which you do not control, directly or indirectly, and which does not compete with the Company or (B) any publicly held entity so long as your aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; (ii) to participate in civic and charitable activities, provided that such activities do not interfere with your performance of your duties hereunder (including the devotion of business time and energies to the business and affairs of the Company, as described above); or (iii) to continue serving as a member of the board of directors of TigerSwan Inc., and SHEEX, Inc., also provided that such board membership does not interfere with your performance of your duties hereunder (including the devotion of business time and energies to the business and affairs of the Company, as described above) and further provided that you shall not serve in any other official capacity, including as a member of any other board, without the prior written approval of the Company.

c. At-Will Employment. This Agreement and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. No provision of this Agreement shall be construed to create an express or implied promise of employment for any specific period of time. As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for any specific period of time. Either of the parties hereto may choose to end the employment relationship at any time, for any reason, with or without notice, subject to the provisions hereof. Other than the terms of this Agreement, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2. Compensation.

a. Salary. Your initial base pay shall be at a rate of $12,083.33 on a semi-monthly basis ($290,000 on an annualized basis), minus customary deductions for federal and state taxes and the like, payable in periodic installments in accordance with the Company’s normal payroll practices. Your salary shall be subject to annual performance review, and any adjustment shall be in the Company’s sole discretion. You understand and acknowledge that setting forth the annual total of your salary in no way changes or impacts your status as an at-will employee.

b. Annual Performance Bonus. You shall be eligible to receive an annual bonus of up to forty percent (40%) of your annual base salary (the “Annual Bonus”), payable upon the achievement, as determined by the CEO and the Board, of corporate performance goals (set by the Board) and individual performance goals (set by the CEO) on an annual basis. The Annual Bonus, if any, shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that any such Annual Bonus is paid in order to be eligible for and have earned any such Annual Bonus. The Company shall deduct from the Annual Bonus any customary deductions for federal and state taxes and the like.

c. Stock Options.

(i) Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), and subject to Compensation Committee approval at the next regularly scheduled Compensation Committee meeting, you shall be granted an option to purchase 150,000 shares of common stock of the Company at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the stock at the time of the grant. The option shall vest 25% on the first anniversary of the Start Date and thereafter the remaining 75% shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on the vesting day. The aforesaid shall be subject to the specific terms and conditions of the applicable plan document, which, in the case of inconsistency, shall govern.

(ii) In addition, when the Company first achieves $15,000,000 in net sales (calculated consistent with the Company’s past practices and as certified by the Company’s Chief Executive Officer after review and confirmation by the Company’s Audit Committee) during a twelve-month period (calculated at the end of the twelfth calendar month, based on the trailing twelve months of sales) and you are providing services hereunder at such time, the Company shall grant you 115,000 restricted stock units of the Company as soon as practicable, but not later than 60 days following the conclusion of the above-referenced twelve-month period. The restricted stock units shall vest 25% on the first anniversary of the twelfth calendar month end that marked the achievement of the above-referenced performance milestone, and thereafter the remaining 75% shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on the vesting date. The aforesaid shall be subject to the specific terms and conditions of the applicable Stock Plan and Stock Agreement, which in the case of inconsistency with this Agreement, shall govern.

(iii) In addition, when the Company completes at least a $20,000,000 non-dilutive financing (calculated consistent with the Company’s past practices and as certified by the Company’s Chief Executive Officer after review and confirmation by the Company’s Audit Committee), and if you are providing services hereunder at the time that the above-referenced financing is completed, then the Company shall grant you an additional 115,000 restricted stock units of the Company as soon as practicable, but not later than 60 days following the completion of the above-referenced financing. The restricted stock units shall vest 25% on the first anniversary of the completion of the above-referenced financing, and thereafter the remaining 75% shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on the vesting date. The aforesaid shall be subject to the specific terms and conditions of the applicable Stock Plan and Stock Agreement, which in the case of inconsistency with this Agreement, shall govern.

(iv) Notwithstanding any provisions to the contrary in this Agreement or any other agreement or plan, if the Company consummates a Change of Control (as defined in Section 3.d. below), then an amount of your then-outstanding but unvested restricted stock units and stock options equal to the amount in which you would have vested had you remained employed with the Company for a period of twelve (12) months following the date of termination shall become fully vested and immediately exercisable , immediately prior to, and subject to the consummation of, the Change of Control.

d. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. Any descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan shall control. Each calendar year you shall be eligible to receive four (4) weeks’ vacation and up to twelve (12) holidays, as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time. Such time off should be scheduled to minimize disruption to the Company’s operations. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

e. Relocation Expenses. You acknowledge and agree that you shall perform the services hereunder at the Company’s principal place of business in Waltham, Massachusetts beginning on the Start Date. Between the Start Date and the one-year anniversary of the Start Date, you shall be entitled to reimbursement of reasonable and ordinary course travel expenses from your home in Pittsboro, North Carolina to the Waltham, Massachusetts vicinity, provided that such travel has been agreed to in advance and in writing between you and the Company. Such expenses shall include the cost of the rental of an apartment or use of a hotel room in the Waltham, Massachusetts vicinity not to exceed $2,500 per month. Following the one-year anniversary of the Start Date, you shall not be eligible for the above-described reimbursement of travel and lodging expenses, and solely shall be eligible for reimbursement for: (i) one “house hunting” trip to the Waltham, MA vicinity, including transportation, lodging and meals for up to three (3) days for you and your immediate family, to be taken on or before July 1, 2014 and subject to a maximum reimbursement of $2,500, (ii) the actual cost to pack, load, transport, unload, insure and store (if necessary) you and your immediate family’s personal effects and vehicles, subject to a maximum reimbursement of $25,000, and (iii) one (1) month of miscellaneous expenses associated with moving, travel or lodging for you and your immediately family, to be incurred on or before July 1, 2014 and subject to a maximum reimbursement of $24,166. You must submit any request for reimbursement, with appropriate supporting documentation, no later than forty five (45) days following the date that such expense is incurred. All reimbursements provided under this Agreement shall be subject to the terms and conditions of any applicable Company policy and, as further described in Section 8.d. below, shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto (collectively, the “Code”).

f. Reimbursements. The Company shall reimburse you for all ordinary, reasonable and documented out-of-pocket business expenses incurred by you in furtherance of the Company’s business and the performance of your job duties in accordance with the Company’s policies with respect thereto as in effect from time to time. As stated above, you must submit any request for reimbursement, along with appropriate supporting documentation, no later than forty five (45) days following the date that such business expense is incurred. Also as stated above, all reimbursements provided under this Agreement shall be subject to the terms and conditions of any applicable Company policy and, as further described in Section 8.d. below, shall be made or provided in accordance with the requirements of Section 409A of the Code.

3. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company involuntarily terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan, subject to the modification described in Section 3.e. below) or death, and conditioned upon both your execution and non-revocation of a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company) and upon your compliance with your obligations set forth in your Non-Competition, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement,” as described in Section 6 below), then the Company shall provide you with: (i) payments equal to nine (9) months of your then current base salary, payable in periodic installments over nine (9) months, in accordance with the Company’s normal payroll practices; and (ii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, nine (9) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination. If you are entitled to the payments and benefits described in this Section 3.a. then you shall not be entitled to the payments and benefits described in Section 3.b. below.

b. Termination upon a Change of Control. Should the Company involuntarily terminate your employment within twelve (12) months following the consummation of a Change of Control for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan, subject to the modification described in Section 3.e. below) or death, and conditioned upon your execution of a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company) and upon your compliance with your obligations set forth in the Confidentiality Agreement, then the Company shall provide you with: (i) payments equal to nine (9) months of your then current base salary, payable in periodic installments over nine (9) months, in accordance with the Company’s normal payroll practices; and (ii) (x) if the Company is subject to COBRA or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, nine (9) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination. If you are entitled to the payments and benefits described in this Section 3.b., then you shall not be entitled to the payments and benefits described in Section 3.a. above. For purposes of clarification, if you are terminated without “Cause” following the conclusion of the 12-month period referenced in this Section 3.b., you shall be entitled to payments and benefits described in Section 3.a. above (rather than those described in this Section 3.b), provided that you otherwise meet the eligibility requirements stated therein.

c. Any severance payments paid under this Section 3 shall commence on the sixtieth (60th) day following your separation from service, provided that: (i) you sign and do not revoke the above-referenced separation agreement (which shall be provided to you within five (5) days following a qualifying separation from employment), and (ii) you continue to comply with the Confidentiality Agreement.

d. For purposes of this Agreement, “Change of Control” means:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

“Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

e. Should you voluntarily terminate your employment for any reason, you shall not be entitled to any severance payments or benefits described in Sections 3.a. or 3.b. Nothing in this Section 3 shall alter your status as an at-will employee.

4. Certifications by You. By signing this Agreement, you are certifying to the Company that: (a) your employment with the Company does not, and shall not, require you to breach any agreement entered into by you prior to employment with the Company (e.g., you have not entered into any agreements with previous employers, including, without limitation, confidentiality, non-competition and non-solicitation agreements, that are in conflict with your obligations to the Company); (b) to the extent you are subject to any such restrictive agreements that may affect your employment with the Company (e.g., confidentiality, non-competition and non-solicitation agreements that are in conflict with your obligations to the Company), you have provided the Company with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and expects that you shall abide by restrictive covenants to prior employers.

5. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact me. Your employment with the Company is conditioned on your eligibility to work in the United States.

6. Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Moreover, as part of your employment with the Company, you have been, and shall be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Confidentiality Agreement. You must sign and return the Confidentiality Agreement before beginning your employment with the Company. Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

7. Certain Events. In the event you receive payment pursuant to this Agreement and the Company (or its successor) is later required to restate its financial statements due in whole or in part to the fraud or misconduct attributed to you, then you shall promptly repay to the Company (or its successor) any such amounts you received that were based in whole or part on the financial statements that were required to be restated and you shall not be entitled to any further payments that are based in whole or part on the financial statements that were required to be restated. In addition, your bonuses and other incentive–based compensation and profits on stock sales shall be subject to potential disgorgement pursuant to Section 304 of the Sarbanes–Oxley Act of 2002.

8. Compliance with Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6)-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 8.a. shall be paid in a lump sum on the first business day after six (6) months have elapsed since your termination of employment. Any other payments shall be made according to the original schedule provided for herein.

b. If any of the benefits set forth in this Agreement are “deferred compensation” under Section 409A of the Code, then any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Agreement that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 8.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), and shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Agreement. For purposes of clarification, this Section 8.e. shall be a rule of construction and interpretation and nothing in this Section 8.e. shall cause a forfeiture of benefits on the part of you.

f. If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G (“Section 280G”) of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

g. The parties intend this Agreement to be in compliance with Section 409A and Section 280G of the Code. Notwithstanding any other provision of this Agreement, you acknowledge and agree that the Company does not guarantee any specific tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or otherwise with respect to your employment or termination thereof, including but not limited to consequences related to Section 409A or Section 280G of the Code, and that you shall be solely responsible for same.

9. General.

a. Integration. This Agreement, together with the Confidentiality Agreement, the Stock Plan and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

b. Modification; Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c. Confidentiality. Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

d. Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. This Agreement shall inure to the benefit of, and be binding on, the parties’ respective heirs, successors and assigns.

e. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this Agreement and offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. In the event of any litigation, the Court shall have the discretion to award the prevailing party reasonable costs and attorney’s fees.

f. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to you shall be sent to your last known address in the Company’s records or such other address as you may specify in writing. Notices to the Company shall be sent to Attention: Chair, Board of Directors, BG Medicine, Inc., 610N Lincoln Street, Waltham, MA 02451, or to such other Company representative as the Company may specify in writing, with a copy to Linda Rockett, Esq., Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, MA 02111.

g. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

The offer of employment contained in this Agreement shall remain open, unless sooner revoked by the Company, through November 14, 2013.

[Signature Page to Follow]

Please acknowledge acceptance of this Agreement by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to me. We forward to having you join the BG Medicine team.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Paul R. Sohmer
Paul Sohmer, M.D.
President and Chief Executive Officer

Accepted and Agreed to:

/s/ Stephen P. Hall
Stephen P. Hall, CPA

12/3/13
Start Date

12